Exhibit 99.1

                              For Immediate Release
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Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer                       Phone: 303-421-4063
randall.marx@arcwireless.net                                Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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              ARC WIRELESS SOLUTIONS REPORTS SECOND QUARTER RESULTS

        Margins increase 73% from 22% in Q2 of 2006 to 38% in Q2 of 2007

                   $.03 per share earnings for second quarter

 Wheat Ridge, Colorado August 6, 2007 - ARC Wireless Solutions, Inc. (NASDAQ:ARCW) today announced operating results for the second quarter ended June 30, 2007.

          Sales for the three months ended June 30, 2007 were $2,089,000 compared to $1,824,000 for the three months ended June 30, 2006. The 15% increase in sales is primarily due to the addition of sales staff in the Wireless Communications Solutions Division, which sales was partially offset by a decrease in sales from the Company's Starworks subsidiary.

          Income from continuing operations for the three months ended June 30, 2007 was $106,000, or $.03 per share, compared to a loss from continuing operations of $(436,000), or $(.14) per share, for the three months ended June 30, 2006. The increase in income from continuing operations is primarily due to the increases in sales, gross margin and interest income. Interest income for the three months ended June 30, 2007 was $172,000.

          Gross profit was 38% for the three months ended June 30, 2007 as compared to 22% for the three months ended June 30, 2006. The increase in gross profit percentage is primarily due to the successful transition of some of the Company's production to China through our Hong Kong subsidiary, which resulted in the reduction of operating overhead in the Company's U.S. operations.

          Sales for the six months ended June 30, 2007 were $3,669,000 as compared to $3,373,000 for the six months ended June 30, 2006. The 9% increase in sales is primarily due to the addition of sales staff in the Wireless Communications Solutions Division, which sales were partially offset by a decrease in sales from the Company's Starworks subsidiary.
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          The loss from continuing operations for the six months ended June 30,
2007 was $(192,000), or $(.06) per share, compared to the loss from continuing operations of $(715,000), or $(.23) per share, for the six months ended June 30, 2006. The primary reasons for the reduction in the loss from continuing operations are attributable to the increases in sales, gross margin and interest income. Interest income for the six months ended June 30, 2007 was $337,000.

          Gross profit was 33% and 24% for the six months ended June 30, 2007 and the six months ended June 30, 2006, respectively. The increase in gross profit percentage is primarily due to the successful transition of some of the Company's production to China through our Hong Kong subsidiary as well as the reduction of operating overhead in the Company's U.S. operations.

          "Our results for the second quarter of 2007 reflect the growth and momentum of our wireless business. We achieved a steady increase in revenue with the introduction of several new panel antenna products and a strong performance from our GPS antenna solutions. The investment in and expansion of both our engineering and sales staffs is starting to show positive results both in new product introductions and new customers. Our business continued to improve, in addition to the sales increases, we have lowered U.S. operating expenses and delivered a gross margin of 38% as compared to 22% a year ago," stated Randall
P. Marx, Chief Executive Officer.

          "Our Hong Kong subsidiary, as reflected in the financial results, is in full operation with approximately 70% of our products now being manufactured in China. We have also added two additional employees in China as we expect to continue the transition of more products in the coming months. We are also excited to report that we began direct shipments this quarter from our Hong Kong location of new products to new and existing customers around the world. Looking forward, we expect to continue the pace of the introduction of new antenna products and customers. To that end, in light of the lower relative margins from our Starworks subsidiary, we have made the decision to minimize our efforts in the cable business in order to focus the majority of our resources on the opportunities in our Wireless Communications Solutions Division."

          "As we work to expand our antenna business we also continue to look for synergistic acquisitions in our related space. To date, we have not found an acquisition that meets the return on investment criteria that we believe is in the best interests of our shareholders. The Company will continue to be active but diligent and, above all, patient in its search. The fact that antennas are a common component to so many technologies, offers the Company a unique perspective and opportunity to expand both within and outside of its core competency," Mr. Marx added.

 About ARC Wireless Solutions, Inc.

          ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and

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network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi (R) and WIMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, as well as through OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and
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www.arcwirelesshk.net

          This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations.